Joshua Gold Acquires 100% interest in the King Solomon's Mine Gold property in Northern Ontario

WOODSTOCK, Ontario, January 15 --Joshua Gold Resources Inc. (OTC: JSHG) is pleased to announce that it has acquired a one hundred per cent (100%) interest in the King Solomon's Mine (KSM) property in Northern Ontario in return for eight million (8,000,000) JSHG common shares and a two per cent (2%) Net Smelter Royalty ('NSR') of which the Company has the option to repurchase 50% of the NSR for two million Canadian dollars ($2,000,000) at any time.

The King Solomon's Mine property is in Davis Township, Northern Ontario approximately 45 miles Northeast of Sudbury.  The property consists of four claims, approximately one hundred and eighty acres.

The Davis Township Property is primarily underlain by Precambrian rocks consisting of Huronian sediments and intruded by Nipissing gabbro sills and dikes. The Grenville Front lies immediately south of the property striking at 45 degrees. Numerous auriferous altered quartz-carbonate veins occur striking approximately north-west (120-140 degrees), and dipping at 55 degrees south to vertical are structurally related, occurring in the gabbro sills and dikes. Multi altered auriferous veins and breccia veins occur in at least three zones, E, F, and G over widths of 1-8 feet wide associated with minor pyrite, pyrrhotite and chalcopyrite. Historic work from 1976 to 1986 consists of geological, geophysical surveys, surface trenching, sampling and 20 short DDHs.

203004
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                                     King Solomon's Mine sample Q203004

Follow-up induced polarization and magnetometer surveys are recommended in an initial program.

Last August a prospecting program was carried out on the KSM property that was successful in locating and sampling numerous old trenches.  The seven grab samples taken illustrated gold values that range from .132 grams per tonne to a highly anomalous 209 grams per tonne or 6.50 ounces per ton: (209/32.15075)

Q203001            .359 g/t Au

Q203002            .132 g/t Au

Q203003            1.30 g/t Au

Q203004            1.78 g/t Au

Q203005            209 g/t Au

Q203006            3.48 g/t Au

Q203007            5.73 g/t Au

JSHG CEO Ben Fuschino comments: "The KSM property acquisition helps diversify our Northern Ontario gold land portfolio.  The initial results are promising; our geological team will focus on how JSHG can best explore the mineral potential of KSM.  The Company will continue to search for mineral opportunities in North America."

Mr. Fred Sharpley is a professional geologist and a "Qualified Person" and is responsible for the technical information contained in this news release.

Joshua Gold Resources Inc. (OTC: JSHG) a publicly traded American gold and mineral exploration company headquartered in Canada, home to the three-billion-year old Canadian Shield which contains a wealth of minerals from nickel, gold, copper ,cobalt, niobium to chromium. Please visit http://joshuagoldresources.com  for more information about JSHG.

Safe Harbor Statement: This press release contains forward looking statements of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  Forward looking statements are not a guarantee of future performance and results, and will not be accurate indications of the times, or by, which such performance will be achieved.

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